EXHIBIT 16.1

Boyle CPA, LLC

Certified Public Accountants & Consultants

November 28, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.W.

Washington, D.C. 20549-7561

On November 1, 2022, we resigned as the independent registered public accounting firm of Global Fiber Technologies, Inc.

We have read the statements of Global Fiber Technologies, Inc. included under Item 4.01 on Form 8-K to be filed with  the Securities and Exchange Commission. We agree with such statements as they pertain to our firm.

/s/ Boyle CPA, LLC

Boyle CPA, LLC

Red Bank, NJ

331 Newman Springs Road
Building 1, 4th Floor, Suite 143	P (732) 784-1582
Red Bank, NJ 07701	F (732) 510-0665